BRUCE M. PRITCHETT
                                 Attorney at Law
                           8 East Broadway, Suite 609
                            Salt Lake City, UT 84111
                              Office: 801-363-1288
                                Fax: 801-363-8512
                               bmpesquire@aol.com



                               September 25, 2002



The Board of Directors
Traderight Corporation
2424 North Federal Highway, Suite 350
Boca Raton, FL 33431

Gentlemen:

I have been retained by Traderight Corporation d/b/a Traderight Securities (the "Company"), in connection with the proposed filing of a Form SB-2 with the United States Securities and Exchange Commission (the "Form SB-2") relating to 2,370,000 shares of common stock, par value $0.001 per share, of the Company. You have requested that I render an opinion as to whether, under the laws of the State of Florida, the common stock as proposed to be registered in the Form SB-2 will be validly issued, fully paid and non-assessable.

In connection with this engagement, I have examined the following:

1. The articles of incorporation of the Company, together with any amendments thereto;

2. The Form SB-2, as proposed to be filed by the Company with the SEC;

3. The bylaws of the Company; and

4. The shareholder list of the Company.

I have examined such other corporate records and documents and have made such other examinations as I deemed relevant.

Based upon the above examination, I am of the opinion that the shares of common stock proposed to be registered on the Form SB-2 are validly authorized and, when issued in accordance with the terms of the offering, will be validly issued, fully paid, and non-assessable.

I consent to the inclusion of this opinion letter in the Form SB-2.

Sincerely yours,



Bruce M. Pritchett
Attorney at Law